POPULAR, INC.

Exhibit 99.1

Contact:
Investor Relations:
Jorge A. Junquera
Chief Financial Officer
Senior Executive Vice President
787-754-1685

Media Relations:

Teruca Rullán
Senior Vice President
Corporate Communications
787-281-5170 or 917-679-3596 (mobile)

Popular Appoints Two New Directors

SAN JUAN, Puerto Rico, Jan. 26 — Popular, Inc. (Nasdaq: BPOP) announced today that Alejandro M. Ballester and Carlos A. Unanue have been appointed to the Board of Directors.

Ballester, 42, is President of Ballester Hermanos, a major food and wine and spirits distributor in Puerto Rico founded in 1914. Unanue, 46, is President of Goya of Puerto Rico, part of Goya Foods, the largest Hispanic-owned food company in the United States, founded in 1936.

Ballester has served as President of Ballester Hermanos since 2007, having first joined Ballester Hermanos in 1990. Unanue has held his current position of President of Goya of Puerto Rico since 2003. Unanue first joined the Goya organization in 1986.

Ballester and Unanue replace retiring directors Juan J. Bermúdez and Francisco M. Rexach, who had agreed to extend their respective terms until a suitable replacement had been found. Both Bermúdez and Rexach have served the Board over two decades and are past the age of 72.

“I am immensely grateful to Juan J.Bermúdez and Francisco Rexach for their guidance and support for more than twenty years of service to Popular,” said Richard L. Carrión, Chairman and Chief Executive Officer of Popular. “Our newly appointed directors are accomplished business leaders who will add great value and diversity to our Board. Their experience, intuition and commitment will help guide Popular effectively through this difficult economic period in the U.S. and Puerto Rico.”

Ballester and Unanue will each stand for election at the 2010 Annual Shareholders Meeting as Class 1 Directors with terms expiring in 2012.